EXHIBIT 99.1

ZAP Names Gerald Gallagher, Former Ricoh Executive and Noted Marketing Innovator, to Board of Directors

Gallagher Brings Company Broad-based Financial Background and New Product Launch Experience

SANTA ROSA, Calif.--(BUSINESS WIRE)—May 17,2005--ZAP (OTCBB:ZAPZ - News), pioneering the next generation of advanced transportation and energy technologies, announced today that veteran marketing and sales executive Gerald Gallagher has been named to the ZAP Board of Directors. Steve Schneider, CEO of ZAP, made the announcement.

As a member of the Board of Directors, Mr. Gallagher will help lead ZAP’s marketing and business development efforts, spanning all areas of the Company’s advanced technologies and products, including the high-efficiency Smart Car Americanized by ZAP. Mr. Gallagher has previously served as an independent sales consultant for ZAP.

Among Mr. Gallagher’s more prominent achievements was as Director of International Sales for Ricoh, where he played an instrumental role in launching the one-minute fax unit and helped turn the one-minute fax into a worldwide commodity. He was later elected to Ricoh’s Board of Directors for the Americas. In addition, Mr. Gallagher has held prominent sales and consulting positions for such major firms as 3M, ECI/Telematics, Xerox and Magnavox. Selected as a top vendor of products for ECI/Telematics, NEC & Microcom, he contributed to product sales volume increases into the millions of dollars annually. A native of Chicago, Mr. Gallagher has spent the last five years running an independent consulting business, specializing in sales and marketing.

“We could not be more pleased to welcome Mr. Gallagher to our Board of Directors,” Mr. Schneider said. “His proven successes in sales and marketing, and his own pioneering spirit, have already been assets for our company as we continue to develop our products.”

ZAP, which recently received federal regulatory approval to sell the German-made, environmentally friendly Smart Car in the United States, has announced plans to deliver the first Smart Car to an American consumer next week in Reno, Nevada. The Company has previously announced that dealer orders for the Americanized version of this car have already exceeded three-quarters of a billion dollars.

About ZAP

ZAP, Zero Air Pollution®, has been a leader in advanced transportation technologies and energy products since 1994. ZAP serves the multibillion-dollar markets for next-generation transportation and power products through three divisions: ZAP Automotive, ZAP Personal Transportation and ZAP Energy. The Company has delivered more than 90,000 fuel-efficient and pollution-free vehicles powered by gasoline, electric, hydrogen and other fuels to customers in more than 75 countries around the world. For more information, visit http://www.zapworld.com. For investor-specific information, visit http://www.trilogy-capital.com/tcp/zap. To read or download the Company’s Investor Fact Sheet visit http://www.trilogy-capital.com/tcp/zap/factsheet.html. For recent news coverage of ZAP, visit http://www.trilogy-capital.com/tcp/zap/press.html. To view a video about ZAP, visit http://www.trilogy-capital.com/tcp/zap/video.html.

Cautionary Statement

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contact:
ZAP
Alex Campbell, 707-525-8658 Ext. 241 (Media Relations)
acampbell@zapworld.com
or
Trilogy Capital Partners, Inc.
Paul Karon, 800-342-1467 (Investor Relations)
paul@trilogy-capital.com